Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann (734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2014 THIRD-QUARTER RESULTS

MONROE, MI., February 18, 2014—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2014 third quarter ended January 25, 2014.

Fiscal 2014 third-quarter:

•	Consolidated sales for the third quarter increased 3.0% compared with the fiscal 2013 third quarter (results have been reclassified to reflect the treatment of Bauhaus, a component of La-Z-Boy’s Upholstery Segment, as a discontinued operation);
•	Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 3.6% for the third quarter, on top of an 11.8% increase in last year’s third quarter;
•	Consolidated operating income increased to $25.4 million from $22.8 million;
•	The upholstery segment posted an 11.3% operating margin versus 10.3% in last year’s third quarter;
•	The retail segment posted an operating margin of 3.8% compared with 3.7% in last year’s third quarter; and
•	The company generated cash from operating activities of $30.4 million during the quarter.

Sales for the fiscal 2014 third quarter were $350.4 million, up 3.0% compared with the prior year’s third quarter. The company reported net income from continuing operations attributable to La-Z-Boy Incorporated of $17.2 million, or $0.32 per diluted share, compared with last year’s third-quarter results of $16.8 million, or $0.31 per diluted share, which included $0.04 relating to gains on the sale of investments and a related tax benefit.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “We believe the fundamental pace of our business and ability to improve our profitability on sales growth remains steady and unchanged. During the third quarter, however, weather conditions did have some impact on sales, production and deliveries. Moving forward, we are confident we have the right plan in place to grow the company through our 4-4-5 store strategy while enjoying the benefits of our lean manufacturing structure. At the same time, our integrated retail model is delivering results and our sales, merchandising and marketing teams are driving market share gains.”

Wholesale Segments

For the fiscal 2014 third quarter, sales in the company’s upholstery segment increased 3.4% to $280.3 million from $271.1 million in the prior year’s third quarter. The operating margin for the quarter increased to 11.3% compared with 10.3% in last year’s third quarter. Due to the company’s agreement in principle to sell its Bauhaus operating unit during the third quarter of fiscal 2014, the reported results reflect the treatment of Bauhaus as a discontinued operation. Sales in the casegoods segment for the fiscal 2014 third quarter were $29.6 million, down 9.1% from $32.6 million in the fiscal 2013 third quarter, and the operating margin for the segment declined to (0.1%) from 0.6% in last year’s third quarter.

Darrow commented, “During the period, we increased our investment in the Live life comfortably marketing campaign, particularly before the holiday season. The advertising platform continues to expand consumers’ perceptions of what the brand has to offer in terms of a broad and stylish product line. Growth for our stationary product category remains at a faster pace than our core recliner business, although we experienced a solid increase in recliner sales this quarter, as well as sales of our power offering. This month, we are beginning to deliver the Urban Attitudes collection, which we introduced at the October Furniture Market. It was well received by dealers and we look forward to it making its way onto retail floors. On the manufacturing side, our production facilities are operating efficiently and we are realizing solid productivity gains.”

Darrow continued, “Our casegoods business remains challenged in this macroeconomic environment as consumers postpone large wood room group purchases, particularly formal collections. To address this, we are refreshing both the Kincaid and American Drew product lines with more transitional and casual room groups to appeal to a broader demographic. These groups are beginning to ship this quarter. Additionally, the Direct Container Program, which was introduced at the October Furniture Market, will begin product deliveries in our fourth quarter. It will allow dealers to mix Kincaid, American Drew and Lea product into one container, and will reduce delivery times while improving transportation costs, especially to the West Coast.”

Retail Segment

For the fiscal 2014 third quarter, retail delivered sales were $80.2 million, up 10.2% compared with the third quarter of last year. On the core base of 90 stores included in last year’s third quarter, sales for the segment increased 2.3% versus the prior-year quarter. The retail segment posted an operating profit of $3.1 million, or an operating margin of 3.8% for the quarter. This compares with an operating profit of $2.7 million, or an operating margin of 3.7% in last year’s third quarter.

Darrow stated, “Our retail segment continues to strengthen its performance and recorded its 20th consecutive quarterly improvement over prior-year results, despite the effect of weather issues, mostly in January, along the east coast and throughout the Midwest, where the majority of the company-owned stores are located. During the quarter, we closed on the acquisition of two stores in Youngstown, Ohio. Much of our sales growth for the quarter was driven by recently acquired and new stores with operating and other associated start-up costs impacting our profitability in the segment for the period.”

La-Z-Boy Furniture Galleries® Stores Network

System-wide, for the third quarter of fiscal 2014, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 3.6% versus last year’s third quarter.

Total written sales, which include new and closed stores, were up 3.9% for the third quarter. At the end of the third quarter, the La-Z-Boy Furniture Galleries® store system was composed of 312 stand-alone stores.

Darrow stated, “We believe the overall cadence of our business has not changed. While markets in the northeast and Midwest were challenged during the period, written sales in warmer climates and in those markets not impacted by severe weather conditions continued to exhibit strength. Accordingly, we are continuing to invest in our business to drive growth, with a focus on the execution of our 4-4-5 store strategy, where we aim to have 400 La‑Z‑Boy Furniture Galleries® stores, averaging $4 million in revenue per store, in five years. Given the strength of our brand and our strong network of La-Z-Boy Furniture Galleries® stores, we believe our best strategy to grow both sales and profit lies in fully penetrating North America with La-Z-Boy stores. We expect that the company and our independent dealers will close fiscal 2014 with 20 to 25 projects executed. In fiscal 2015, we expect to complete 30 to 35 projects, which will include new stores, remodels and relocations. The speed with which we execute this strategy will be governed by our ability to find the right locations with financially appropriate lease rates. We estimate that it will take five years to build out the store network, although we are building momentum with the strategy.”

In the fiscal 2014 third quarter, the La-Z-Boy Furniture Galleries® store network, including company-owned and independent-licensed stores, opened three new stores, and closed five. At the end of the quarter, 26 of the total 312 stores were in the new concept design format introduced in 2011.

Balance Sheet and Cash Flow

For the quarter, the company generated $30.4 million in cash flows from operating activities and ended the period with $140.1 million in cash and cash equivalents, $37.9 million in investments to enhance returns on cash and $12.6 million in restricted cash. The company purchased approximately 0.2 million shares of stock in the open market under its existing authorized share purchase program. The company has 3.3 million shares remaining to purchase.

Dividend

The company’s Board of Directors declared a regular quarterly cash dividend of $0.06 per share on the company’s common stock. The dividend will be paid on March 10, 2014, to shareholders of record as of February 28, 2014.

Business Outlook

Darrow stated, “We remain optimistic about our ability to continue to grow profitably in the future. The cadence of our business remains strong, particularly as we head into the fourth quarter, which is historically our largest volume period, and roll out our Urban Attitudes collections. Our integrated retail strategy has proven to be the right one, and we are building on it with our store expansion program. We will continue to make investments in the enterprise to grow, prosper and return value to shareholders.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, February 19, 2014, at 8:30 a.m. eastern time. The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La‑Z‑Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of economic recovery or the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions; (i) any court actions requiring us to return any of the Continued Dumping and Subsidy Offset Act distributions we have received; (j) changes in the domestic or international regulatory environment; (k) adoption of new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) information technology conversions or system failures; (o) effects of our brand awareness and marketing programs; (p) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (q) litigation arising out of alleged defects in our products; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) our ability to integrate acquired businesses and realize the benefit of anticipated synergies; and (t) those matters discussed in Item 1A of our fiscal 2013 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are La-Z-Boy and England. The Casegoods segment consists of four brands: American Drew, Lea, Hammary and Kincaid. The company-owned Retail segment includes 100 of the 312 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 312 stand-alone La-Z-Boy Furniture Galleries® stores and 564 independent Comfort Studios® locations, in addition to in-store gallery programs for Kincaid, England and Lea. Additional information is available at http://www.la-z-boy.com/.